Exhibit 99.1

HARLEY-DAVIDSON REPORTS FIRST-QUARTER EARNINGS

Diluted EPS, Net Income Improve Year-Over-Year

MILWAUKEE, April 21, 2015 - Harley-Davidson, Inc. (NYSE:HOG) first-quarter 2015 diluted earnings per share increased 5.0 percent to $1.27 compared to diluted EPS of $1.21 in the year-ago period. Net income was $269.9 million on consolidated revenue of $1.67 billion compared to net income of $265.9 million on consolidated revenue of $1.73 billion in last year’s first quarter. Revenue in this year’s first quarter was down from the year-ago period primarily on unfavorable foreign currency exchange and slightly lower motorcycle shipments.

“While the first quarter had its share of headwinds, our business is strong and we remain clearly focused on executing Harley-Davidson’s strategy to be customer-led in everything we do, grow our reach among new customers in the U.S., grow internationally and continuously improve every aspect of our operations,” said Keith Wandell, Chairman, President and Chief Executive Officer of Harley-Davidson, Inc. “We continue to manage Harley-Davidson for long-term performance from a position of great strength.”

Retail Harley-Davidson Motorcycle Sales
In the first quarter of 2015, worldwide retail sales of new Harley-Davidson motorcycles decreased 1.3 percent compared to last year’s first quarter. Dealers worldwide sold 56,661 new Harley-Davidson motorcycles in the first quarter of 2015 compared to 57,415 motorcycles in the year-ago quarter.

In the U.S., dealers sold 35,488 new Harley-Davidson motorcycles in the quarter, down 0.7 percent compared to sales of 35,730 motorcycles in the year-ago period. The company believes increased, aggressive competitive motorcycle discounting was among the factors adversely affecting first-quarter U.S. retail Harley-Davidson sales.

In international markets, dealers sold 21,173 new Harley-Davidson motorcycles during the quarter compared to 21,685 motorcycles in the year-ago period, with unit sales down 1.1 percent in the Asia Pacific region and 5.6 percent in the EMEA region and up 0.3 percent in the Latin America region and 5.7 percent in Canada.

“Given the first-quarter retail results, and ongoing, increased levels of aggressive competitive discounting in the U.S. which we expect will continue, we are taking the precautionary step of lowering our estimated growth rate for full-year motorcycle shipments in order to manage supply in line with demand and protect the premium nature of our brand,” said Wandell.

The company now expects motorcycle shipments to grow approximately 2 percent to 4 percent in 2015, compared to its previous forecast of approximately 4 percent to 6 percent shipment growth.

“Despite the current headwinds, we believe Harley-Davidson’s brand fundamentals remain strong,” said Wandell. “Our brand is among the most iconic in the world and our motorcycles continue to generate great interest. Dealer sales of the newest Project Rushmore motorcycles - including the Road Glide and Low models - were robust in the first quarter, as were sales of the Harley-Davidson Street 750 and 500 motorcycles in international markets. Sales in many of our emerging markets were up significantly in the quarter, including India, China and Mexico. And we continue to grow our network of nearly 1,500 independent dealerships in more than 90 countries globally.

“We also recently received the annual data on our U.S. demographic market share, which we believe demonstrates the strength of the brand long-term,” said Wandell.

In 2014, Harley-Davidson was the number-one seller of new on-road motorcycles to U.S. young adults ages 18-34, women, African-Americans, Hispanics and Caucasian men ages 35-plus for the seventh straight year. In the 601cc-plus U.S. on-road market, Harley-Davidson sold more than three times as many new motorcycles to young adults ages 18-34, more than seven times as many to women, more than five times as many to Hispanics, more than five times as many to African Americans and more than nine times as many to Caucasian men ages 35-plus as the nearest competitor. Data are based on Harley-Davidson’s analysis of Polk U.S. new motorcycle registration data from IHS Automotive for CY2008-2014.

Harley-Davidson Motorcycles and Related Products Segment Results
Operating income for the Motorcycles and Related Products segment (the Motorcycles segment) was $345.5 million in the first quarter of 2015 compared to operating income of $347.7 million in the year-ago period. Operating income in the quarter was primarily impacted by unfavorable foreign currency exchange, partially offset by strong productivity gains.

Revenue from sales of motorcycles to dealers and distributors was $1.26 billion, compared to revenue of $1.31 billion in the year-ago period. The company shipped 79,589 motorcycles worldwide during the quarter compared to shipments of 80,682 motorcycles in the year-ago period.

Revenue from motorcycle parts and accessories was $183.9 million during the quarter compared to $198.1 million in the year-ago period. Revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $66.4 million compared to $64.1 million in the year-ago period.

Gross margin for the Motorcycles segment was 39.1 percent in the first quarter of 2015 compared to 37.7 percent in the first quarter of 2014. First-quarter operating margin for the Motorcycles segment was 22.9 percent compared to operating margin of 22.1 percent in last year's first quarter.

Financial Services Segment Results
Operating income from financial services was $64.7 million in the first quarter of 2015 compared to $63.2 million in last year's first quarter. First-quarter financial services results reflect favorable net interest and higher non-lending income, partially offset by increased provision for credit losses.

Guidance
Harley-Davidson is revising its full-year guidance for motorcycle shipments, reflecting its commitment to manage supply in line with demand, and now expects to ship 276,000 to 281,000 motorcycles to dealers and distributors worldwide in 2015, an approximate 2 percent to 4 percent increase from 2014. The company previously had provided full-year shipment guidance of 282,000 to 287,000 motorcycles. In the second quarter, the company expects to ship 83,000 to 88,000 motorcycles, compared to 92,217 motorcycles shipped in the year-ago period. The company continues to expect full-year 2015 operating margin of approximately 18 to 19 percent for the Motorcycles segment. The company also continues to expect 2015 capital expenditures for Harley-Davidson, Inc. of $240 million to $260 million.

Income Tax Rate
For the first quarter of 2015, Harley-Davidson's effective tax rate was 34.4 percent compared to 35.0 percent in the year-ago quarter. The company continues to expect its full-year 2015 effective tax rate to be approximately 35.5 percent.

Cash Flow
Cash and marketable securities totaled $1.23 billion at the end of the first quarter, compared to $1.03 billion in the year-ago quarter. In the first quarter of 2015, Harley-Davidson generated $174.7 million of cash from operating activities, compared to $203.6 million in the first quarter of 2014. On a discretionary basis, the company repurchased 2.9 million shares - or $182.5 million - of Harley-Davidson, Inc. common stock during the first quarter of 2015. In the first quarter of 2015, there were approximately 211.8 million Harley-Davidson weighted-average diluted common shares outstanding, compared to approximately 220.5 million shares in the year-ago quarter. At the end of the first quarter, 18.6 million shares remained on board-approved share repurchase authorizations.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss first-quarter results on a Webcast at 8:00 a.m. CT today. The supporting slides will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click "Events and Presentations" under "Resources." The audio portion of today's call will also be posted at harley-davidson.com beginning approximately two hours after the conclusion of the call for one year. The audio may also be accessed through May 5, 2015, by calling 404-537-3406 or toll-free in the U.S. at 855-859-2056, pin number 11254202#.

Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategy, (ii) manage through changes in general economic conditions, including changing capital, credit and retail markets, and political events, (iii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iv) balance production volumes for its new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices, (v) continue to develop the capabilities of its distributors and dealers and manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (vi) manage risks that arise through expanding international manufacturing, operations and sales, (vii) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (x) detect any issues with our motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, (xi) develop and introduce products, services and experiences that are successful in the marketplace, (xii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiii) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (xiv) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (xv) execute its flexible production strategy, (xvi) continue to manage the relationships and agreements that it has with its labor unions to help drive long-term competitiveness, (xvii) adjust to healthcare inflation and reform, pension reform and tax changes, (xviii) retain and attract talented employees, (xix) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, and (xx) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Kristen Cunningham, +1-414-343-4251, or Financial, Amy Giuffre, +1-414-343-8002

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Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended
	March 29, 2015	March 30, 2014
Motorcycles & Related Products revenue	$1,510,570	$1,571,688
Gross profit	590,275	592,131
Selling, administrative and engineering expense	244,821	244,439
Operating income from Motorcycles & Related Products	345,454	347,692

Financial Services revenue	162,375	154,360
Financial Services expense	97,711	91,170
Operating income from Financial Services	64,664	63,190

Operating income	410,118	410,882
Investment income	1,322	1,659
Interest expense	9	3,677
Income before income taxes	411,431	408,864
Provision for income taxes	141,577	142,947
Net income	$269,854	$265,917

Earnings per common share:
Basic	$1.28	$1.21
Diluted	$1.27	$1.21

Weighted-average common shares:
Basic	210,629	218,986
Diluted	211,788	220,493

Cash dividends per common share	$0.310	$0.275

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 29, 2015	December 31, 2014	March 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,168,724	$906,680	$935,820
Marketable securities	57,219	57,325	92,940
Accounts receivable, net	280,497	247,621	324,979
Finance receivable, net	2,357,993	1,916,635	2,223,199
Inventories	480,941	448,871	449,044
Restricted cash	120,428	98,627	117,883
Other current assets	248,003	272,336	216,606
Total current assets	4,713,805	3,948,095	4,360,471
Finance receivables, net	4,490,599	4,516,246	4,214,496
Prepaid pension costs	—	—	250,575
Other long-term assets	1,059,420	1,063,756	904,249
	$10,263,824	$9,528,097	$9,729,791
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$937,947	$646,185	$1,021,121
Short-term debt	70,329	731,786	974,153
Current portion of long-term debt	1,500,611	1,011,315	848,840
Total current liabilities	2,508,887	2,389,286	2,844,114
Long-term debt	4,357,538	3,761,528	3,271,648
Pension and postretirement healthcare liabilities	270,908	279,192	250,148
Other long-term liabilities	190,651	188,805	204,046

Total shareholders’ equity	2,935,840	2,909,286	3,159,835
	$10,263,824	$9,528,097	$9,729,791

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Three months ended
	March 29, 2015	March 30, 2014
Net cash provided by operating activities	$174,700	$203,586

Cash flows from investing activities:
Capital expenditures	(38,069)	(25,881)
Finance receivables, net	(22,738)	(50,534)
Net change in marketable securities	—	6,001
Other	9	51
Net cash used by investing activities	(60,798)	(70,363)

Cash flows from financing activities:
Repayments of senior unsecured notes	—	(303,000)
Proceeds from issuance of medium-term notes	595,386	—
Proceeds from securitization debt	697,591	—
Repayments of securitization debt	(200,695)	(159,938)
Net (decrease) increase in credit facilities and unsecured commercial paper	(661,241)	307,803
Borrowings of asset-backed commercial paper	16,798	13,746
Repayments of asset-backed commercial paper	(15,744)	(16,981)
Net change in restricted cash	(28,579)	26,924
Dividends	(65,467)	(60,527)
Purchase of common stock for treasury	(192,700)	(87,690)
Excess tax benefits from share-based payments	2,207	4,763
Issuance of common stock under employee stock option plans	9,605	8,894
Net cash provided by (used by) financing activities	157,161	(266,006)

Effect of exchange rate changes on cash and cash equivalents	(9,019)	1,991

Net increase (decrease) in cash and cash equivalents	$262,044	$(130,792)

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	906,680	1,066,612
Net increase (decrease) in cash and cash equivalents	262,044	(130,792)
Cash and cash equivalents - end of period	$1,168,724	$935,820

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 29, 2015	March 30, 2014
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,255,121	$1,305,039
Parts & Accessories	183,872	198,135
General Merchandise	66,428	64,114
Other	5,149	4,400
	$1,510,570	$1,571,688
MOTORCYCLE SHIPMENTS:
United States	56,664	54,291
International	22,925	26,391
Total	79,589	80,682
MOTORCYCLE PRODUCT MIX:
Touring	38,797	36,178
Custom	23,396	29,149
Sportster® / Street	17,396	15,355
Total	79,589	80,682

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended
	March 29, 2015	March 30, 2014
North America Region
United States	35,488	35,730
Canada	2,123	2,009
Total North America Region	37,611	37,739
Europe, Middle East and Africa Region (EMEA)
Europe(2)	8,129	8,395
Other	1,259	1,545
Total EMEA Region	9,388	9,940
Asia Pacific Region
Japan	1,972	2,893
Other	5,125	4,285
Total Asia Pacific Region	7,097	7,178
Latin America Region	2,565	2,558

Total Worldwide Retail Sales	56,661	57,415

Total International Retail Sales	21,173	21,685
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Motorcycle Registration Data(1)

	Three months ended
	March 31, 2015	March 31, 2014
United States(2)	67,791	62,202
Europe(3)	91,221	83,118

(1) Data includes on-road 601+cc models. On-road 601+cc models include on-highway, dual purpose models and three-wheeled vehicles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.